THIS AMENDING AGREEMENT
(the "Amending Agreement") is made as of _________________, 2015


BETWEEN:  DBX Advisors LLC (the "Adviser").


AND:  TDAM USA Inc., (the "Sub-Adviser"),


WHEREAS the Adviser and the Sub-Adviser entered into an Investment Advisory Agreement made as of January 31, 2011 followed by changes made to Schedule "A" on May 31, 2013, August 13, 2013, December 20, 2013, November 3, 2014, and February 19, 2015 (the "Investment Advisory Agreement").

AND WHEREAS the Manager and the Client wish to-amend the Investment Advisory Agreement as hereinafter set forth;



NOW THEREFORE THIS AMENDING AGREEMENT WITNESS that, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration (the receipt, adequacy and sufficiency of which is hereby acknowledged), the parties hereto covenant and agree as follows:

1.	Interpretation

1.1  All words and expressions defined in the Investment Advisory
Agreement and not otherwise defined in this Amending Agreement have the meanings specified in the Investment Advisory Agreement

1.2 Unless expressly stated otherwise, all references herein to sections or schedules of an agreement other than this Amending
Agreement shall be sections or schedules of the Investment
Advisory Agreement

1.3  Section headings are for convenience only.

2.  Amendments to the Sub-Advisory Agreement

2.1  Effective the date hereof, the Investment Advisory
Agreement is amended as follows:

(a)	Schedule "A" is replaced with the amended Schedule
"A"
(b)	In Section 11. Termination of Agreement, sixty
(60) day notice required for termination by either
Adviser or Sub-Adviser will change to one hundred and eighty (180) days

3.  Other Documents

3.1 Any reference to the Investment Advisory Agreement made in any documents delivered pursuant thereto or in connection therewith shall be deemed to refer to the Sub-Advisory Agreement as amended, modified, renewed or supplemented from time to time, unless the context requires otherwise.

4.  Miscellaneous

4.1 With the exception of the foregoing amendment, the Investment Advisory Agreement shall continue in full force and effect, unamended

4.2 This Amending Agreement shall serve to the benefit of and be binding upon the parties, their successors and any permitted assigns

4.3 This Amending agreement may be executed in one or more counterparts each of which shall be deemed as original and all of which when, taken together, shall constitute one and the same instrument.

4.4 This Amending Agreement shall be governed by and construed in accordance with the laws of the State of New York, and each of the parties hereto attorns to the jurisdiction of the courts of the State of New York.



IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below:


DBX ADVISORS LLC


By:   ____________________
         Name:  Fiona Bassett
         Title: Chief Executive Officer



By:   ____________________
         Name:  Alex N. Depetris
         Title:  Chief Operating Officer







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                               SCHEDULE A
                           As of April 1, 2015



1.	Base Fee Schedule

    Assets           % per annum
First $5 Billion         0.055
Over $5 Billion          0.03


For fee calculation purposes, assets managed for DBX Advisers LLC and DBX Strategic Advisers LLC will be aggregated.

Minimum $50,000 per fund per annum applies at the relationship level (i.e. number of funds times $50, 000)

    The Sub-Adviser requires a 120 day notice prior to expected launch date of new Funds.

2.	Funds managed by the Sub-Adviser

  Deutsche X-trackers MSCI Emerging Markets Hedged Equity ETF
  Deutsche X-trackers MSCI EAFE Hedged Equity ETF
  Deutsche X-trackers MSCI Brazil Hedged Equity ETF
  Deutsche X-trackers MSCI Asia Pacific ex Japan Hedged Equity ETF
  Deutsche X-trackers MSCI Mexico Equity ETF
  Deutsche X-trackers MSCI South Korea Hedged Equity ETF
  Deutsche X-trackers MSCI Germany Hedged Equity ETF
  Deutsche X-trackers MSCI Japan Hedged Equity ETF
  Deutsche X-trackers MSCI Europe Hedged Equity ETF
  Deutsche X-trackers MSCI United Kingdom Hedged Equity ETF
  Deutsche X-trackers MSCI Eurozone Hedged Equity ETF
  Deutsche X-trackers MSCI All World ex US Hedged Equity ETF
  Deutsche X-trackers High Yield Corporate Bond - Interest Rate Hedged ETF Deutsche X-trackers Investment Grade Bond - Interest Rate Hedged ETF Deutsche X-trackers Emerging Markets Bond - Interest Rate Hedged ETF Deutsche X-trackers Dow Jones Hedged International Real Estate ETF Deutsche X-trackers Solactive Investment Grade Subordinated Debt ETF Deutsche X-trackers S&P Hedged Global Infrastructure ETF
  Deutsche X-trackers Japan Nikkei 400 ETF
  Deutsche X-trackers Japan Hedged Nikkei 400 ETF
  Deutsche X-trackers iBoxx Contingent Convertible Bond ETF